Part II
Item 6. (continued)


                                   EXHIBIT 11

                       CHASE PREFERRED CAPITAL CORPORATION
                       Computation of net income per share
                       -----------------------------------
                    (in thousands, except per share amounts)
                                   (Unaudited)

Net income for basic earnings per share are computed by subtracting from the applicable earnings the dividend requirements on preferred stock to arrive at earnings applicable to common stock and dividing this amount by the weighted average number of shares of common stock outstanding during the period.

                                                           Three Months Ended
                                                                 March 31,
                                                           ---------------------
                                                              1998      1997

================================================================================
Earnings:

Net Income                                                 $ 19,016   $ 19,924
Less: Preferred Stock Dividend Requirements                  11,137     11,137
                                                           --------   --------
Net Income Applicable to Common Stock                      $  7,879   $  8,787
                                                           --------   --------

Shares:

Weighted Average Number of Common Shares
  Outstanding                                               572,500   572,500

Net Income Per Share:                                      $  13.76   $ 15.35
                                                           ========   ========

================================================================================


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